Exhibit 99.1

Press Release June 16, 2011	7575 West Jefferson Boulevard Fort Wayne, IN 46804-4131 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Announces Second Quarter Cash Dividend and Provides Second Quarter Earnings Guidance

Fort Wayne, Indiana, June 16, 2011—Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that its board of directors has declared a quarterly cash dividend of $0.10 per common share.  The dividend is payable on or about July 14, 2011, to shareholders of record at the close of business on June 30, 2011.

The company also expects second quarter earnings to be in the range of $0.35 to $0.40 per diluted share, somewhat lower than the first quarter 2011 reported results of $0.46, but higher than earnings of $0.22 per diluted share achieved in the second quarter of 2010.  On a comparative basis, unrealized hedging gains at the company’s metals recycling operations were $9.5 million in the first quarter 2011, as compared to an estimated second quarter unrealized hedging loss of approximately $3 million, resulting in a non-cash fluctuation in the company’s quarter over quarter pretax earnings of $12.5 million, an estimated impact of approximately $0.03 per diluted share.

During the quarter, the company has been experiencing reduced metal margins in its metals recycling operations, as the cost of acquiring unprocessed scrap material more than outpaced any price increases, resulting in an estimated 15% quarterly reduction in ferrous margins and an estimated 25% reduction in nonferrous margins (excluding the impact from unrealized hedging adjustments), driven by the copper and stainless steel markets.  The impact of Mesabi Nugget on the company’s results is estimated to be comparable to that experienced in the first quarter 2011, due to the previously discussed planned May maintenance outage.

In addition, during the second quarter the company experienced periods of weaker than expected market dynamics for both its sheet and structural products.  April incoming orders for flat-rolled steel were about 25% less than the monthly average achieved in the first quarter; however, orders since the beginning of May have returned to levels consistent with those achieved earlier in the year and currently the company expects this trend to continue.  Unexpectedly, incoming orders for structural steel weakened in the quarter, as the residential and non-residential construction markets remain a challenge.

Despite these volume and pricing issues, the company’s steel operations’ operating results are expected to be further improved from those experienced in the first quarter 2011.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Fred Warner, Investor Relations Manager / (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com